     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 1995

                                                        REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                     E. I. DU PONT DE NEMOURS AND COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

               DELAWARE                              51-0014090
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                              1007 MARKET STREET,
                          WILMINGTON, DELAWARE 19898
                                (302) 774-1000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                     CHARLES L. HENRY, 1007 MARKET STREET,
                  WILMINGTON, DELAWARE 19898; (302) 774-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                       PROPOSED
                                        PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT      MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE        TO BE    OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED         REGISTERED  PER SHARE(1)     PRICE(1)        FEE
- -------------------------------------------------------------------------------
Common Stock, par value
 $0.60..................  24,000,000    $68.6875    $1,648,500,000 $568,448.28

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange Composite Tape on July 26, 1995.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 1995

PROSPECTUS

                      E. I. DU PONT DE NEMOURS AND COMPANY

                                  COMMON STOCK
                                ($.60 PAR VALUE)

  This Prospectus relates to the resale, from time to time, by The Wilmington Trust Company, as trustee (the "Trustee") of the DuPont Flexitrust (the "Trust" or "Selling Shareholder"), of up to 24,000,000 shares (the "Shares") of Common Stock, $.60 par value ("Common Stock"), of E. I. du Pont de Nemours and Company (the "Company"), previously sold through a private transaction by the Company to the Trust, to satisfy obligations of the Company and its subsidiaries under certain employee compensation and benefit plans (the "Plans"). A committee comprised of one or more employees of the Company (the "Committee") will determine the time and manner of sale or disposition of the Shares. See "Selling Shareholder" and "Plan of Distribution".

  The Shares may be sold by the Trust from time to time through public or private transactions on or off the United States exchanges on which the Common Stock is traded, and at prevailing market prices or other prices determined by the Committee, all as more fully described under "Plan of Distribution".

  The Common Stock of the Company is listed, and the Shares are listed on the New York Stock Exchange.

  No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Trustee or any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   --------

                 THE DATE OF THIS PROSPECTUS IS JULY 27, 1995.

                             AVAILABLE INFORMATION

  E. I. du Pont de Nemours and Company ("DuPont" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York Stock Exchange (Symbol: DD), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Act") with respect to the shares of Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, including the 1995 Proxy Statement for the Annual Meeting of Shareholders dated March 17, 1995, as amended by the Proxy Supplement dated April 13, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (iii) the Company's Current Reports on Form 8-K dated January 25, 1995, April 7, 1995 (as amended), April 24, 1995, April 27, 1995 and July 26, 1995; and (iv) the Company's Registration of Common Stock on Form 8-A.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Shares registered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to Capital Markets, DuPont Finance, E. I. du Pont de Nemours and Company, 1007 Market Street, Wilmington, Delaware 19898, or telephone (302) 774-1000.

                                  THE COMPANY

  DuPont is the largest United States chemical producer and one of the leading chemical producers worldwide. The Company conducts fully integrated petroleum operations primarily through its wholly owned subsidiary Conoco and, in 1993, ranked eighth in the worldwide production of petroleum liquids by U.S.-based companies, ninth in the production of natural gas, and seventh in refining capacity. Conoco and other subsidiaries and affiliates of DuPont conduct exploration, production, mining, manufacturing or selling activities, and some are distributors of products manufactured by the Company.

  The Company operates globally through approximately twenty strategic business units. Within the strategic business units approximately 85 businesses manufacture and sell a wide range of products to many different markets, including the energy, transportation, textile, construction, automotive, agricultural, printing, health care, packaging and electronics markets. The Company and its subsidiaries have operations in about 70 nations worldwide and, as a result, about 47% of consolidated sales are derived from sales outside the United States, based on the location of the corporate unit making the sale. Total worldwide employment at year-end 1994 was about 107,000 people.

  The Company is organized for financial reporting purposes into five principal industry segments--Chemicals, Fibers, Polymers, Petroleum, and Diversified Businesses.

  Chemicals. Chemicals manufactures a wide range of commodity and specialty products including titanium dioxide, fluorochemicals and polymer intermediates used in the paper, plastics, chemical processing, refrigeration, textile and environmental management industries. The Company is the world's leading producer of titanium dioxide, which is used in paper, paint and plastic. Fluorochemicals produces the broadest range of alternatives to chlorofluorocarbons, including refrigerants, foam expansion agents, propellants and cleaning agents. Specialty Chemicals includes specialty chemicals and materials and environmental services, more than 60 percent of the sales of which comes from industrial chemicals such as ammonia, cyanide and peroxygen products.

  Fibers. A diversified mix of specialty fibers is produced to serve end uses including protective apparel, active sportswear, packaging and high-strength composites in aerospace. High-volume fibers are produced for apparel and home fabrics, carpeting and industrial applications and sold directly to the textile and other industries for processing into products used in consumer and industrial markets. Fibers includes the Company's "Lycra" spandex, nylon, "Dacron" polyester, "Nomex" heat-resistant and "Kevlar" high-strength aramid fibers businesses.

  Polymers. Engineering polymers, elastomers, "Teflon" and other fluoropolymers, ethylene polymers, finishes and performance films are produced to serve industries including packaging, construction, chemical processing, electrical, paper, textiles and transportation. This group also includes the automotive businesses, which are engaged in the manufacturing and marketing of more than 100 DuPont product lines used by the automotive industry, and "Corian" building products.

  Petroleum. Petroleum operations are carried out through Conoco and range from exploration for crude oil and natural gas to the marketing of finished products. The upstream part of the business finds, develops and produces oil and gas and processes natural gas to recover higher-value liquids that are sold separately. The downstream part of the business refines crude oil and other feedstocks to produce high-quality fuels, lubricants and other products that are sold to customers primarily in the United States and Europe, and more recently in the Asia Pacific region. The downstream business also produces intermediates for use as chemical feedstocks and a wide range of specialty products such as petroleum coke and lubricating oils for commercial and industrial customers worldwide. Conoco's retail operations include over 2,400 service stations in 13 countries.

  Diversified Businesses. Diversified Businesses include the following strategic business units: Agricultural Products, Electronic Materials, Films, Medical Products and Printing and Publishing. Agricultural Products include herbicides and other products developed for specific agricultural applications. Electronic Materials is involved with a consortium that will design and develop high-definition television, photomasks used in the production of semi-conductor devices, printed circuit materials and photo imagable coverlay for flexible circuit board manufacture. Films produces polyester film and audio/video film. Medical Products offers diagnostic imaging systems, blood chemistry analyzers and centrifuge and detection products for life science research and also includes the Company's 50 percent interest in The DuPont Merck Pharmaceutical Company. Printing and Publishing sells proofing, packaging and graphic arts products. The Diversified Businesses segment also includes the Company's 50% interest in CONSOL Energy Inc., a coal operations joint venture. See "Recent Developments" concerning the potential sale of the Medical Products businesses.

  E. I. du Pont de Nemours and Company was founded in 1802 and was incorporated in Delaware in 1915. Its principal executive offices are located at 1007 Market Street, Wilmington, Delaware 19898, and its telephone number is
(302) 774-1000.

                              RECENT DEVELOPMENTS

  On April 6, 1995, the Company acquired 156 million shares of its Common Stock beneficially owned by The Seagram Company Ltd. ("Seagram") for $56.25 per share (the "Seagram Redemption"). The consideration for the acquired shares consisted of (i) $1 billion in cash, (ii) 90-day promissory notes of the Company in an aggregate principal amount of approximately $7.3 billion and
(iii) warrants of the Company valued at approximately $440 million exercisable for 156 million shares of the Company's Common Stock. Seagram continues to hold approximately 8.2 million shares, or 1.6% of the shares outstanding immediately following the transaction.

  Subsequent to April 6, 1995, the notes issued to Seagram were paid and replaced by private placement commercial paper borrowings of the Company.

  The warrants issued to Seagram expire on October 6, 1997, October 6, 1998 and October 6, 1999 with respect to 48 million shares at $89.33 per share, 54 million shares at $101.14 per share and 54 million shares at $113.63 per share, respectively. In general, as long as the warrants are held by Seagram, the warrants are exercisable only during the 60-day periods immediately preceding their respective expiration dates. However, the warrants would become exercisable sooner in connection with certain significant corporate events. The warrants are not transferable until May 15, 1996. Following such date, the Company would have the right to buy the warrants from Seagram before Seagram would be permitted to transfer the warrants to a third party. Any warrants that are transferred to non-affiliates of Seagram would be exercisable at any time prior to their expiration. The warrants contain standard anti-dilution adjustments.

  In connection with the Seagram Redemption, the Company and Seagram terminated their 1986 agreement and entered into a new agreement relating to their future relationship. The new agreement has a term of 15 years, but may be terminated sooner under certain circumstances. The new agreement contains a variety of "standstill" restrictions applicable to Seagram which, among other things, prohibit Seagram from acquiring shares of Common Stock, except upon exercise of the warrants and a negligible number of additional shares. The new agreement also provides that, if Seagram exercises the warrants, Seagram would have the right to designate representatives to the Company's board of directors (although a smaller percentage than under the 1986 agreement). In addition, the new agreement provides that Seagram will vote its shares of Common Stock (including any shares issued upon exercise of the warrants) proportionately with other stockholders, except that Seagram may vote its shares in its discretion on the occurrence of certain significant corporate events.

  Effective as of the closing of the Seagram Redemption, Seagram's representatives on the Company's board of directors (Edgar M. Bronfman, Charles R. Bronfman, Edgar Bronfman, Jr. and John L. Weinberg) resigned from such positions.

  Agreements with respect to the Seagram Redemption have been filed as exhibits to the Company's Current Report on Form 8-K dated April 7, 1995 (as amended) which is incorporated herein by reference.

  On May 9, 1995, the Company sold the Shares registered hereby to the Wilmington Trust Company, as trustee for the DuPont Flexitrust.

  On May 9, 1995, the Company sold in a private sale to the Wilmington Trust Company, as trustee for the DuPont Pension Trust Fund, 7,789,375 newly issued shares of DuPont Common Stock. A Registration Statement on Form S-3 with respect to the resale of those shares by the Trustee of the DuPont Pension Trust Fund was filed on June 8, 1995 and declared effective June 20, 1995.

  On May 11, 1995, the Company sold 19,550,000 newly issued shares of DuPont Common Stock through an underwritten public offering.

  On May 19, 1995, the Company announced its intent to sell its Medical Products businesses, as part of its plan to finance the Seagram Redemption. The potential sale does not include the Company's interest in the DuPont Merck Pharmaceutical Company.

                                USE OF PROCEEDS

  The Shares may be sold by the Trustee and the proceeds of such sale transferred (i) to the Plans to satisfy cash obligations DuPont may have to such Plans, or (ii) to DuPont as reimbursement for payments previously made by DuPont in funding such Plans during the then current or two previous years. Alternatively, the Shares may be transferred to one or more of the Plans or to Plan participants to satisfy DuPont's obligations thereunder.

                              SELLING SHAREHOLDER

  The Trust is an irrevocable trust established in 1995 for the purpose of funding DuPont's obligations under certain of its employee compensation and benefit plans. The Trust is intended to be a grantor trust within the meaning of Section 671 of the Internal Revenue Code. Accordingly, DuPont has the responsibility for the reporting and payment of any taxes and assessments levied on the Trust. In the event of insolvency of DuPont, the Trust shall be subject to the claims of DuPont's general creditors.

  The Company's Board of Directors authorized management to offer the shares of Common Stock registered hereby to the Trustee, and on May 9, 1995, the Shares were purchased by the Trustee in a private transaction, the terms of which are embodied in a Stock Purchase Agreement between the Company and the Trustee. The Company has agreed under the terms of the May 9, 1995 agreement establishing the Trust to prepare and file a registration statement with respect to the shares.

  As of June 30, 1995, the Trust held 24,000,000 shares of Common Stock, representing approximately 4.1% of the Company's outstanding shares of common stock.

                             PLAN OF DISTRIBUTION

  The Trust, at the direction of the Committee, may sell all or a portion of the Shares either (i) pursuant to the terms of agency agreements on the markets in which the Common Stock is traded, (ii) through underwriters or
(iii) in privately negotiated transactions.

  Market sales may be effected from time to time in one or more transactions (which may involve block transactions) (i) on any of the U.S. securities exchanges on which the Common Stock is listed, including the New York Stock Exchange, in transactions that may include special offerings, exchange distributions pursuant to and in accordance with the rules of such exchanges,
(ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Trust at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Trust may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Trust and may receive commissions from the purchasers of Shares for whom they may act as agent.

  In the case of an underwritten offering, a Prospectus Supplement with respect to an offering of Shares will set forth the terms of the offering of the Shares, including the name or names of the underwriters, the purchase price and the proceeds to the Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The Shares will be acquired by the underwriters for their own account and may be sold from time to time in one or more transactions at a fixed public offering price determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Shares if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may be entitled under agreements entered into with the Company and the Trustee to indemnification by the Company and the Trustee against certain civil liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof. Underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the Shares may not be simultaneously engaged in market making activities with respect to the Common Stock for a period of two business days prior to the later of the commencement of offers or sales of the Shares to be distributed and the time such person becomes a participant in the distribution. In addition to and without limiting the generality of the foregoing, the Trust, the Company and any other persons participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Trust, the Company and any other such person. All of the foregoing may limit the marketability of the Shares and the ability of any underwriter, broker, dealer or agent to engage in market making activities.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 900,000,000 shares of Common Stock, par value $.60 per share, and 23,000,000 shares of preferred stock, without par value. As of June 30, 1995, 578,664,688 shares of Common Stock were issued and outstanding. As of June 30, 1995, 1,672,594 shares of $4.50 Series Preferred Stock and 700,000 shares of $3.50 Series Preferred Stock were issued and outstanding.

COMMON STOCK

  Dividends. The holders of Common Stock are entitled to receive dividends when and as dividends are declared by the board of directors of the Company out of funds legally available therefor, but not until all cumulative dividends on all series of preferred stock shall have been paid or declared and set apart for payment.

  Voting Rights. Holders of DuPont Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law or unless DuPont shall be in default in the payment of dividends on preferred stock for a period of six months. In the latter event, until accumulated and unpaid dividends on preferred stock of all series shall have been paid, the holders of the outstanding preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of DuPont be only three, then only one director, at each meeting of stockholders held for the purpose of electing directors.

  Liquidation Rights. On liquidation, dissolution, or winding up of DuPont, whether voluntary or involuntary, after payments have been made to holders of preferred stock, holders of DuPont Common Stock have the right to share ratably the remaining assets available for distribution.

  No Preemptive Rights. Holders of DuPont Common Stock do not have any preemptive rights.

PREFERRED STOCK

  Pursuant to the Certificate of Incorporation of the Company, the board of directors of the Company is authorized to establish and designate one or more series of preferred stock, without further authorization of the Company's stockholders, and to fix the number of shares, the dividend and certain other rights, preferences and limitations of any such series. Thus, any series may, if so determined by the board of directors, be convertible into Common Stock or another security of the Company and have certain other relative rights, preferences and limitations as the board of directors shall determine. As a result, any class or series of preferred stock could have rights which would adversely affect the voting power of the Common Stock.

  Dividends. Dividends on the $4.50 Series Preferred Stock are payable annually at the rate of $4.50 per annum. Dividends on the $3.50 Series Preferred Stock are payable annually at the rate of $3.50 per annum. Holders of $4.50 Series Preferred Stock and $3.50 Series Preferred Stock are entitled to receive any dividends to which they are entitled before dividends are paid to holders of Common Stock.

  Voting Rights. Holders of $4.50 Series Preferred Stock and $3.50 Series Preferred Stock do not have the right to vote on any question except as otherwise required by applicable law or unless the Company is in default in the payment of dividends for a period of six months. In such a case, the holders of $4.50 Series Preferred Stock and $3.50 Series Preferred Stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of the Company is only three, then only one director, at each meeting of the stockholders held for the purpose of electing directors.

  Liquidation Rights. In the event of voluntary liquidation, holders of preferred stock are entitled to accumulated dividends and $115 a share for the $4.50 Series, $107 a share for the $3.50 Series; in the event of involuntary liquidation, holders of both currently outstanding series of preferred stock are entitled to accumulated dividends and $100 a share.

  Redemption. The preferred stock may be redeemed at any time in whole or in part for the redemption prices of $120 and accumulated dividends, and $100 and accumulated dividends, respectively, on the $4.50 Series Preferred Stock and the $3.50 Series Preferred Stock.

  No Preemptive Rights. Holders of preferred stock do not have any preemptive rights.

WARRANTS TO PURCHASE COMMON STOCK

  In connection with the Seagram Redemption, the Company issued to Seagram warrants exercisable for 156 million shares of Common Stock. For a discussion of the terms of such warrants, see "Recent Developments".

                                LEGAL OPINIONS

  The validity of the Shares will be passed upon for the Company by Howard J. Rudge, Senior Vice President and General Counsel of the Company.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an itemized statement of the expenses (all but the SEC Registration fees are estimates) in connection with the issuance of the shares of Common Stock being registered hereunder.

     SEC Registration fees............................................ $568,500
     Blue Sky fees and expenses....................................... $  1,000
     Printing and engraving expenses.................................. $ 25,000
     Accounting fees and expenses..................................... $ 20,000
     Trustee fees and expenses........................................ $ 40,000
     Stock exchange listing fees...................................... $ 45,600
     Miscellaneous.................................................... $ 20,000
                                                                       --------
       Total.......................................................... $720,100
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation and Bylaws of DuPont provide for the indemnification of each director and officer of DuPont in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with DuPont. In addition, the General Corporation Law of the State of Delaware ("Delaware Law") permits DuPont to indemnify its directors, officers and others against judgments, fines, amounts paid in settlement and attorneys' fees resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified in the Delaware Law.

  The Company's directors and officers, are, in addition, insured against loss arising from any claim against them or a wrongful act or omission with certain exceptions and limitations.

ITEM 16. EXHIBITS.

  Each of the following Exhibits is filed or incorporated by reference in this Registration Statement.

   EXHIBIT
   NUMBER                         DESCRIPTION OF EXHIBIT
   -------                        ----------------------
     4.1   Certificate of Incorporation of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended
           December 31, 1994, and incorporated herein by reference
     4.2   By-laws of the Registrant, filed as an exhibit to the Registrant's
           Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference
     5     Opinion and Consent of Howard J. Rudge, counsel to the Registrant
    23     Consent of Price Waterhouse LLP
    24     Powers of Attorney*

- --------
* A power of attorney whereby various individuals authorize the signing of their names to any and all amendments to this Registration Statement and other documents submitted in connection therewith is contained on the first page of the signature pages following Part II of this Registration Statement.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON A FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, STATE OF DELAWARE ON THE 27TH DAY OF JULY, 1995.

                                          E. I. du Pont de Nemours and Company


                                          By:    /s/ Charles L. Henry
                                              ---------------------------------
                                                     CHARLES L. HENRY
                                               SENIOR VICE-PRESIDENT--DUPONT
                                                          FINANCE
                                            PRINCIPAL FINANCIAL AND ACCOUNTING
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON JULY 27, 1995 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

    E. S. Woolard, Jr.    Chairman and Director ))
                           (Principal Executive  )
                                Officer)         )
                                                 )
    J. A. Krol              Vice Chairman and    )
                                 Director        )  By:   /s/ C. L. Henry
                                                 )      -----------------------
    C. S. Nicandros         Vice Chairman and    )          C. L. HENRY
                                 Director        )    SENIOR VICE PRESIDENT--
                                                 )       DUPONT FINANCE
    A. F. Brimmer                Director        )     (PRINCIPAL FINANCIAL
    E. B. du Pont                Director        )    AND ACCOUNTING OFFICER
    C. M. Harper                 Director        ))    AND ATTORNEY-IN-FACT
    W. K. Reilly                 Director        )
    H. R. Sharp, III             Director        )  FOR BRACKETED INDIVIDUALS)
    C. M. Vest                   Director        )
                                                 )
                                                 )  By:   /s/ H. J. Rudge
  Original powers of attorney authorizing        )      -----------------------
C. L. Henry and H. J. Rudge, jointly, to         )          H. J. RUDGE
sign the registration statement and              )     SENIOR VICE PRESIDENT
amendments thereto on behalf of the above-       )      AND GENERAL COUNSEL
named directors and officers are filed with      )     (ATTORNEY-IN-FACT FOR
the Registration Statement.                     ))    BRACKETED INDIVIDUALS)